UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2015

DCB FINANCIAL CORP

(Exact name of registrant as specified in its charter)

Ohio	0-22387	31-1469837
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 Riverbend Avenue, Lewis Center, Ohio	43035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (740) 657-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On September 18, 2015, The Delaware County Bank and Trust Company (the “Bank”), a wholly-owned bank subsidiary of DCB Financial Corp (the “Company”), received written notice from United Trust Fund Limited Partnership (“UTF”) that UTF was terminating that certain Agreement of Purchase and Sale, dated as of August 28, 2015, between UTF, as Buyer, and the Bank, as Seller (the “Purchase Agreement”).

The Purchase Agreement had contemplated the sale and simultaneous lease back of property located at 110 Riverbend Avenue, Lewis Center, Ohio that serves as, among other things, the corporate headquarters of the Bank and the Company (the “Property”). The Purchase Agreement provided for the sale by the Bank to UTF of 100% of the membership interests of 110 Riverbend, LLC, a wholly-owned subsidiary of the Bank that is the fee simple owner of the Property, for an aggregate purchase price of $8,230,000.

Under the Purchase Agreement, UTF was granted a due diligence inspection period that extended for 30 days following the receipt of certain due diligence materials. During that due diligence inspection period, UTF was entitled to terminate the Purchase Agreement in its sole discretion while it conducted due diligence related to the Property. UTF terminated the Purchase Agreement effective September 18, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DCB FINANCIAL CORP

Date: September 18, 2015	By:	/s/ J. Daniel Mohr
J. Daniel Mohr
Executive Vice President and Chief Financial Officer